Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Dale Francescon, Robert J. Francescon, and David L. Messenger, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Century Communities, Inc.  (the “Company”) for the Company’s fiscal year ended December 31, 2022 (the “Annual Report”), and any or all amendments to the Annual Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Patricia L. Arvielo Patricia L. Arvielo	Director	February 1, 2023

/s/ John P. Box John P. Box	Director	February 1, 2023

/s/ Keith R. Guericke Keith R. Guericke	Director	February 1, 2023

/s/ James M. Lippman James M. Lippman	Director	February 1, 2023